Exhibit 77(Q2)



          Form of Section 16(a) Disclosure For Proxy Statement and Form
                  10-K (pursuant to Item 405 of Regulation S-K)



Section 30(f) of the Investment Company Act of 1940, as amended (the "1940 Act"), as applied to a fund, requires the fund's Officers and Directors, Investment Manager, affiliates of the Investment Manager, and persons who beneficially own more than ten percent of a registered class of the fund's outstanding securities ("reporting persons"), to file reports of ownership of the fund's securities and changes in such ownership with the Securities and Exchange Commission (the "SEC") and The New York Stock Exchange. Such persons are required by SEC regulations to furnish the fund with copies of all such filings.


Based solely upon its review of the copies of such forms received by it, and written representations from certain reporting persons that no year-end reports were required for those persons, the Fund believes that during the fiscal year ended December 31, 1995, all filing requirements applicable to its reporting persons were complied with.